Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-148030 and File No. 333-148029), S-4 (File No. 333-164372) and S-8 (File No. 333-135416, File No. 333-129748, File No. 333-100628, File No. 333-84485, and File No. 333-72967) of Affiliated Managers Group, Inc. (the “Company”) of our report dated March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in non-controlling interests (note 2), as to which the date is March 31, 2010, relating to the financial statements of ValueAct Holdings, L.P. and Subsidiaries, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 31, 2010